Exhibit 10.1

MOLECULIN BIOTECH, INC.

December 21, 2025

Holder of Common Stock Purchase Warrants

Re:	Offer to Amend Common Stock Purchase Warrants

Dear Holder:

Moleculin Biotech, Inc. (the “Company”) is pleased to offer to you the opportunity to amend the Series E warrants (the “Series E Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and the Series F Common Stock purchase warrants (the “Series F Warrants” and together with the Series E Warrants, the “Existing Warrants”) and currently held by you (the “Holder”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Warrants.

The Holder hereby agrees to amend the Existing Warrants as follows and, in consideration for such amendments, the Company also agrees to the following:

1.

Pursuant to Section 3(i) of the Series F Warrants, the Company and the Holder hereby agree to reduce the Exercise Price of the Series F Warrant to equal $3.90, subject to adjustment therein. As such, Section 2(b) of the Series F Warrants is hereby amended and restated in its entirety as follows:

“Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $3.90, subject to adjustment hereunder (the “Exercise Price”).”

2.

The Company acknowledges and agrees that upon the adjustment of the Exercise Price of the Series F Warrants, that, pursuant to the terms and conditions of Section 3(e)(iii) and (v) of the Series E Warrants, the Exercise Price of the Series E Warrants shall be reduced to $3.90, subject to adjustment therein, and the number of Warrant Shares issuable upon exercise of the Series E Warrants shall increase accordingly. Such adjustment to the Exercise Price and the number of Warrant Shares in the Series E Warrants shall occur prior to the amendment to Section 3(e)(iii) set forth below.

3.

Clause (ii) of the definition of Black Scholes Value in Section 3(d) of the Existing Warrants is hereby amended and restated as follows:

“(ii) an expected volatility equal to the greater of (1) the 100 day volatility as obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, and (2) 100%”

4.	Section 3(e)(iii) of the Existing Warrants is amended to delete the clause in its entirety.

5.	Section 3(f) of the Existing Warrants is amended to delete the clause in its entirety.

Holder may accept this offer by signing this letter below, with such acceptance constituting Holder's amendment of the Existing Warrants on or before 7:00 a.m., Eastern Time, on December 22, 2025 (the “Execution Time”).

Upon the acceptance of this letter agreement, from the date hereof until the 6 month anniversary of the date hereof, neither the Company nor any Subsidiary shall (A) reduce the exercise price of any existing Common Stock purchase warrants and (B) undertake a reverse or forward stock split or reclassification of the Common Stock.

If this offer is accepted and the transaction documents are executed by the Execution Time, then the Company shall deliver amended and restated Series E Warrants, Series F Warrants and Series G Warrants, in the forms of Exhibit A-1, Exhibit A-2 and Exhibit A-3 attached hereto, no later than the second (2nd) Trading Day following the date hereof.

Additionally, the Company agrees to the representations and warranties set forth on Annex A attached hereto.

If this offer is accepted and the transaction documents are executed by the Execution Time, then on or before 8:00 a.m., Eastern Time, on the Trading Day following the date hereof, the Company shall file a Current Report on Form 8-K with the Commission disclosing all material terms of the transactions contemplated hereunder. From and after the filing of such Current Report on Form 8-K the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of its respective officers, directors, employees or agents in connection with the transactions contemplated hereunder. In addition, effective upon the filing of such Current Report on Form 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate.

The Company acknowledges and agrees that the obligations of the Holder under this letter agreement are several and not joint with the obligations of any other holder or holders of Existing Warrants or other warrants of the Company (each, an “Other Holder”) under any other agreement related to the amendment of such warrants (“Other Amendment Agreement(s)”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Amendment Agreement. Nothing contained in this letter agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement or any Other Amendment Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

If you, the Holder, were a holder pursuant to that certain Warrant Inducement Letter Agreement, dated December 9, 2025, by and between the Company and the holders signatory thereto (the “2025 Letter Agreement”), you hereby agree to waive the Company prohibition on subsequent equity sales pursuant to Section (h) of Annex A of the 2025 Letter Agreement, as applicable, solely with respect to the reduction in the Exercise Price of the Existing Warrants. As partial consideration for this waiver, the Company irrevocably agrees to reduce the Exercise Price of the Series G Common Stock purchase warrants (the “Series G Warrants”) to equal $3.90, subject to adjustment therein.

***************

Sincerely yours, MOLECULIN BIOTECH, INC.

By:
Name:
Title:

Accepted and Agreed to:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

[Holder Signature Page to MBRX Warrant Amendment Letter]

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder:

a)    Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection herewith. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

b)    No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any  liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under this letter agreement.

c)     Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this letter agreement, other than: (i) the filings required pursuant to this letter agreement, (ii) the filing of Form D with the Commission, (iii) Stockholder Approval (as defined in the Series G Warrants) for the Series G Warrants, and (iv) such filings as are required to be made under applicable state securities laws

d)     Trading Market. The transactions contemplated under this letter agreement comply with all the rules and regulations of the Nasdaq Capital Market.